Providence Service Corporation Reports Fourth Quarter and Full Year 2018

Highlights for the Fourth Quarter of 2018:

•	Revenue from continuing operations of $360.8 million, a 9.1% increase from the fourth quarter of 2017, resulting from growth in NET Services

•	Loss from continuing operations, net of tax, of $1.5 million, or $0.20 per diluted common share

•	Adjusted Net Income of $17.2 million, a 60.3% increase from the fourth quarter of 2017, Adjusted EPS of $1.08, a 77.0% increase from the fourth quarter of 2017

•	Adjusted EBITDA of $27.3 million, a 30.3% increase from the fourth quarter of 2017

•	Completed the sale of WD Services with proceeds used to pay down short-term debt

•	Matrix delivered $65.7 million of revenue and an Operating loss of $6.5 million. Year over year revenue growth was primarily attributable to the acquisition of HealthFair

Highlights for the Full Year 2018:

•	Revenue from continuing operations of $1.38 billion, a 5.1% increase from 2017

•	Income from continuing operations, net of tax, of $18.2 million, or $0.92 per diluted common share

•	Adjusted Net Income of $44.9 million, a 59.4% increase from 2017; Adjusted EPS of $2.69, a 78.1% improvement on prior year

•	Adjusted EBITDA of $72.8 million, a 22.3% increase from 2017

STAMFORD, CT – February 28, 2019 – The Providence Service Corporation (the “Company” or “Providence”) (Nasdaq: PRSC), today reported financial results for the three and twelve months ended December 31, 2018.

“2018 has been a year of transformation for Providence while at the same time, continuing to deliver positive financial performance," stated Carter Pate, Interim Chief Executive Officer. He continued, "We finished the year strong with LogistiCare delivering Adjusted EBITDA margins of 8.6% for the quarter driven mostly by expected seasonality. We had started the year by setting out a path to better focus our resources on the opportunities available to LogistiCare through our organizational consolidation of our Arizona and Connecticut offices into LogistiCare's Atlanta office which is substantially complete and our strategic alternatives process for WD Services segment which resulted in a sale. 2019 will be another year of transformation as we continue to integrate Circulation and roll-out the new technology platform across LogistiCare’s existing operations. Matrix continues its own transformation with the integration of HealthFair.”

Fourth Quarter 2018 Results

For the fourth quarter of 2018, the Company reported revenue of $360.8 million, an increase of 9.1% from $330.6 million in the fourth quarter of 2017. The new revenue standard that the Company adopted in the first quarter of 2018 resulted in a negative impact to revenue of $4.3 million in the fourth quarter of 2018 versus the prior standard.

Loss from continuing operations, net of tax, in the fourth quarter of 2018 was $1.5 million, or $0.20 per diluted common share, compared to income from continuing operations net of tax of $38.0 million, or $2.35 per diluted common share, in the fourth quarter of 2017. Loss from continuing operations, net of tax, in the fourth quarter of 2018 includes an impairment charge of $13.5 million related to in-process software in NET Services resulting from the decision to adopt the technology acquired in the Circulation transaction, compared to income in the fourth quarter of 2017, which included a tax benefit due to the impact of the Tax Cuts and Jobs Act (the “Tax Reform Act”) of $29.5 million in total, including a significant component included in equity income related to Matrix. The loss and income from continuing operations, net of tax, in the fourth quarters of 2018 and 2017 include restructuring and related charges of $4.4 million and $3.1 million, respectively. Loss from continuing operations, net of tax, in the fourth quarter of 2018 also includes $5.4 million of transaction costs including amounts related to the acquisition of Circulation.

Adjusted Net Income in the fourth quarter of 2018 was $17.2 million, or $1.08 per diluted common share, compared to $10.7 million, or $0.61 per diluted common share, in the fourth quarter of 2017.

Adjusted EBITDA was $27.3 million in the fourth quarter of 2018, compared to $21.0 million in the fourth quarter of 2017 with margins of 7.6% and 6.3% respectively.

Sale of WD Services

On December 21, 2018, the Company announced that it had completed the sale of substantially all of the operating subsidiaries of its WD Services segment to Advanced Personnel Management Global Pty Ltd of Australia ("APM"), except for the segment’s employment services operations in Saudi Arabia. The Saudi Arabian government assumed these operations beginning January 1, 2019.

At closing, the Company received total cash consideration of $46.5 million from APM, with the buyer retaining cash on the balance sheet of $21.0 million. Transaction fees and bonuses were $6.7 million. In addition, the Company expects to realize cash tax benefits of approximately $51.9 million from the transaction, including $0.6 million realized as of year-end and approximately $33.7 million in tax refunds or offsets to tax payments otherwise due by the fourth quarter of 2019. The remaining cash tax benefit of $17.6 million is expected to be realized as an offset to tax payments over the following three years, based upon the Company’s current estimate of taxable income.

WD Services has been classified as discontinued operations for all periods, including a loss on sale of $1.1 million in the fourth quarter of 2018 recorded upon the closing of the transaction. The loss includes a reclassification of cumulative (foreign currency) translation adjustment of $29.4 million.

During the fourth quarter, the Company paid off the $36.0 million of borrowings outstanding under the revolving credit facility at the end of the third quarter, with net proceeds from the transaction and other cash on hand.

Organizational Consolidation

Our organizational consolidation is substantially complete with the hiring of two senior finance positions in early 2019. Two members of the Company's former executive team exited the Company on December 31, 2018 as planned. The remainder of our Stamford, CT and Tucson, AZ based corporate teams will exit the Company by the end of the second quarter of 2019 as planned.

Segment Results

For analysis purposes, the Company provides revenue, expenses, operating income (loss), income (loss) from continuing operations, net of taxes, and Adjusted EBITDA on a segment basis. Segment results include revenue and expenses incurred by each segment, as well as an allocation of certain direct expenses incurred by Corporate and Other on behalf of the segment. No direct cash expenses were incurred by Corporate on behalf of the Matrix Investment segment. The activities reflected in Corporate and Other include executive, accounting, finance, internal audit, tax, legal, public reporting and corporate development functions and the results of the Company’s captive insurance company.

NET Services

NET Services revenue was $360.8 million for the fourth quarter of 2018, an increase of 9.1% from $330.6 million in the fourth quarter of 2017. Operating income was $10.2 million, or 2.8% of revenue, in the fourth quarter of 2018, compared to $23.8 million, or 7.2% of revenue, in the fourth quarter of 2017. Included in NET Services operating income in the fourth quarters of 2018 and 2017 were $0.9 million and $1.4 million, respectively, of restructuring and related charges. Operating Income in the fourth quarter of 2018 also reflects transaction charges related to the Circulation acquisition of $2.0 million and an impairment charge of $13.5 million related to in-process IT software resulting from the decision to adopt the technology acquired in the Circulation transaction. NET Services Adjusted EBITDA was $31.2 million, or 8.6% of revenue, in the fourth quarter of 2018, compared to $28.7 million, or 8.7% of revenue, in the fourth quarter of 2017. Fourth quarter 2018 revenue includes a negative impact of $4.3 million from the adoption of the new revenue recognition standard, as the accounting for one contract changed from a gross basis to net basis. This change had no impact on operating income or Adjusted EBITDA.

The quarter-over-quarter increase in NET Services revenue was primarily due to the impact of new contracts, including managed care organization (“MCO”) contracts in Indiana and Illinois and a new state contract in West Virginia, net increased revenue from existing contracts due to the net positive impact of membership and rate changes together with revenue from the acquisition of Circulation at the end of the third quarter of 2018. These increases were partially offset by the impact of contracts we no longer serve, including a state contract in Connecticut and certain MCO contracts in Louisiana. Adjusted EBITDA increased in the fourth quarter of 2018 due to the impact of the revenue increase noted above together with the benefit of securing rates in states such as California that better reflect the level of utilization. Adjusted EBITDA margin was marginally lower as, despite the above, the prior year had the benefit of a significant expense reserve being released upon the finalization of a contract amendment with a state customer.

Corporate and Other

Corporate and Other incurred a $10.9 million operating loss in the fourth quarter of 2018 compared to an operating loss of $9.6 million in the fourth quarter of 2017. Included within Corporate and Other operating loss in the fourth quarter of 2018 were restructuring and related costs of $3.5 million related to the consolidation of the holding company structure into LogistiCare and transaction costs of $3.4 million. Fourth quarter 2017 included restructuring cost of $1.7 million related to severance of the former CEO and income related to a litigation settlement of $5.3 million. Corporate and Other Adjusted EBITDA was negative $3.8 million in the fourth quarter of 2018 compared to negative $7.7 million in the fourth quarter of 2017.

The decrease in Corporate and Other's Adjusted EBITDA loss was primarily due to a decrease in cash settled stock-based compensation expense of $2.2 million as a result of a reduction in the Company’s stock price in the fourth quarter of 2018 compared to an increase in the fourth quarter of 2017, together with reductions across remaining corporate expenses.

Matrix Investment (Equity Investment)

For the fourth quarter of 2018, Providence recorded a loss in equity earnings of $2.1 million related to its Matrix Investment compared to income of $13.0 million for the fourth quarter of 2017 which included a beneficial impact from the Tax Cuts and Jobs Act (the “Tax Reform Act”).

As Providence’s interest in Matrix is accounted for as an equity method investment, the following numbers are not included within the Company’s consolidated results of operations. For the fourth quarter of 2018, Matrix’s revenue was $65.7 million, an increase of 25.1% from $52.5 million in the fourth quarter of 2017. Matrix’s operating loss was $6.5 million for the fourth quarter of 2018, compared to operating income of $1.8 million, for the fourth quarter of 2017. Included within Matrix’s operating loss in the fourth quarter of 2018 were $0.6 million of management fees paid to Matrix shareholders and integration costs of $2.2 million related to the February 2018 acquisition of HealthFair. Included within Matrix's operating income in the fourth quarter of 2017 were $0.5 million of management fees paid to Matrix shareholders and acquisition costs of $0.4 million.

Matrix's net loss was $6.2 million for the fourth quarter of 2018, compared to net income of $27.4 million for the fourth quarter of 2017. Matrix’s Adjusted EBITDA was $12.5 million, or 18.9% of revenue, for the fourth quarter of 2018, compared to $11.6 million, or 22.1% of revenue, in the fourth quarter of 2017. Matrix net income in 2017 includes a tax benefit due to the impact of the Tax Reform Act of $13.6 million (that also resulted in an additional $3.4 million of tax for Providence). Net loss in 2018 reflects the operations of HealthFair, which performed below expectations, as previously discussed.

The year-over-year revenue growth for the fourth quarter of 2018 was related to the growth in volumes in Matrix's core in-home assessment business, pricing in line with the prior year and the addition of revenue from mobile visits due to the acquisition of HealthFair in the February 2018. Adjusted EBITDA increased year over year but the decline in Adjusted EBITDA margin was primarily due to the lower than anticipated HealthFair mobile visit volume. We anticipate continued challenges in 2019 as the Matrix leadership continues its integration of HealthFair.

As of December 31, 2018, Matrix had cash of $23.9 million and $328.4 million of term loan debt outstanding under its credit facility, which was entered into in February 2018 in conjunction with the HealthFair acquisition. As of December 31, 2018, Providence's ownership interest in Matrix was 43.6%.

Investor Presentation and Conference Call

Providence will hold a conference call to discuss its financial results on Thursday, February 28, 2019 at 8:00 a.m. ET. An investor presentation has been prepared to accompany the conference call and can be found on the Company’s website (investor.prscholdings.com.). To access the call, please dial:

US toll-free: 1 (844) 244 3865
International: 1 (518) 444 0681

Passcode: 5259676

Replay (available until March 7, 2019):
US toll-free: 1 (855) 859 2056
International: 1 (404) 537 3406
Passcode: 5259676

You may also access the conference call via webcast at investor.prscholdings.com, where the call also will be archived.

About Providence

The Providence Service Corporation owns subsidiaries and investments primarily engaged in the provision of healthcare services in the United States. For more information, please visit prscholdings.com.

Non-GAAP Financial Measures and Adjustments

In addition to the financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release includes EBITDA and Adjusted EBITDA for the Company and its operating segments, and Adjusted Net Income and Adjusted EPS for the Company, which are performance measures that are not recognized under GAAP. EBITDA is defined as income (loss) from continuing operations, net of taxes, before: (1) interest expense, net, (2) provision (benefit) for income taxes and (3) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA before certain items, including (as applicable): (1) restructuring and related charges, including costs related to our corporate reorganization, (2) equity in net earnings or losses of investees, (3) certain litigation related expenses, settlement income or other negotiated settlements relating to certain matters from prior periods, (4) certain transaction and related costs and (5) asset impairment charges. Adjusted Net Income is defined as income (loss) from continuing operations, net of tax, before certain items, including (1) restructuring and related charges, (2) equity in net earnings or losses of investees, (3) certain litigation related expenses, settlement income or other negotiated settlements relating to certain matters from prior periods, (4) intangible amortization expense, (5) gain or loss on sale of equity investments, (6) the non-recurring impact of the Tax Cuts and Jobs Act, (7) excess tax charges associated with long-term incentive plans, (8) the impact of adjustments on noncontrolling interests, (9) certain transaction and related costs, (10) the income tax impact of such adjustments and (11) asset impairment charges. Adjusted EPS is calculated as Adjusted Net Income less (as applicable): (1) dividends on convertible preferred stock and (2) income allocated to participating stockholders, divided by the diluted weighted-average number of common shares outstanding. We utilize these non-GAAP performance measures, which exclude certain expenses and amounts, because we believe the timing of such expenses is unpredictable and not driven by our core operating results, and therefore render comparisons with prior periods as well as with other companies in our industry less meaningful. We believe such measures allow investors to gain a better understanding of the factors and trends affecting the ongoing operations of our business. We consider our core operations to be the ongoing activities to provide services from which we earn revenue, including direct operating costs and indirect costs to support these activities. In addition, our net earnings in equity investees are excluded from these measures, as we do not have the ability to manage these ventures, allocate resources within the ventures, or directly control their operations or performance.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies, and exclude expenses that may have a material impact on our reported financial results. The presentation of non-GAAP financial information is not meant to be considered in isolation from or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. We urge you to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate our business.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, our continuing relationship with government entities and our ability to procure business from them, our ability to manage growing and changing operations, the implementation of healthcare reform law, government budget changes and legislation related to the services that we provide, our ability to renew or replace existing contracts that have expired or are scheduled to expire with significant clients, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact
Laurence Orton – SVP Finance
(203) 307-2800

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Providence Service Corporation

The Providence Service Corporation
Unaudited Condensed Consolidated Statements of Operations
(in thousands except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017

Service revenue, net	$360,762	$330,558	$1,384,965	$1,318,220

Operating expenses:
Service expense	329,078	298,814	1,284,603	1,223,627
General and administrative expense	14,174	13,974	46,098	43,491
Asset impairment charge	13,497	—	14,175	—
Depreciation and amortization	4,706	3,597	15,813	13,618
Total operating expenses	361,455	316,385	1,360,689	1,280,736
Operating income (loss)	(693)	14,173	24,276	37,484

Other expenses:
Interest expense, net	976	278	1,783	1,204
Other gain	—	(5,363)	—	(5,363)
Equity in net (gain) loss of investees	2,052	(13,017)	6,158	(13,445)
(Gain) on remeasurement of cost method investment	—	—	(6,577)	—
Income (loss) from continuing operations before income taxes	(3,721)	32,275	22,912	55,088
Provision (benefit) for income taxes	(2,267)	(5,733)	4,684	4,003
Income (loss) from continuing operations, net of tax	(1,454)	38,008	18,228	51,085
Discontinued operations, net of tax	(19,026)	1,074	(37,053)	2,735
Net income (loss)	(20,480)	39,082	(18,825)	53,820
Net loss (income) of discontinued operations attributable to noncontrolling interests	130	(156)	(156)	(451)
Net income (loss) attributable to Providence	$(20,350)	$38,926	$(18,981)	$53,369

Net income (loss) available to common stockholders	$(21,462)	$33,046	$(25,257)	$42,636

Basic earnings (loss) per common share:
Continuing operations	$(0.20)	$2.37	$0.92	$2.99
Discontinued operations	(1.47)	0.07	(2.87)	0.15
Basic earnings (loss) per common share	$(1.67)	$2.44	$(1.95)	$3.14

Diluted earnings (loss) per common share:
Continuing operations	$(0.20)	$2.35	$0.92	$2.97
Discontinued operations	(1.47)	0.07	(2.86)	0.15
Diluted earnings (loss) per common share	$(1.67)	$2.42	$(1.94)	$3.12

Weighted-average number of common
shares outstanding:
Basic	12,867,169	13,570,615	12,960,837	13,602,140
Diluted	12,867,169	13,664,727	13,033,247	13,673,314

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Providence Service Corporation

The Providence Service Corporation
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$5,678	$52,798
Accounts receivable, net of allowance	147,756	110,208
Other current assets (1)	50,495	29,299
Current assets of discontinued operations (2)	7,051	104,024
Total current assets	210,980	296,329
Property and equipment, net	22,965	37,672
Goodwill and intangible assets, net	161,362	109,380
Equity investments	161,503	169,699
Other long-term assets (3)	15,436	17,182
Noncurrent assets of discontinued operations (2)	—	73,828
Total assets	$572,246	$704,090

Liabilities, redeemable convertible preferred stock and stockholders' equity
Current liabilities:
Current portion of long-term obligations	$718	$2,400
Other current liabilities (4)	138,908	162,887
Current liabilities of discontinued operations (2)	3,257	61,643
Total current liabilities	142,883	226,930
Long-term obligations, less current portion	353	584
Other long-term liabilities (5)	40,620	55,448
Noncurrent liabilities of discontinued operations (2)	—	7,565
Total liabilities	183,856	290,527

Mezzanine and stockholder's equity
Convertible preferred stock, net	77,392	77,546
Stockholders' equity	310,998	336,017
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$572,246	$704,090

(1) Comprised of other receivables, restricted cash and prepaid expenses and other.
(2) Comprised of assets or liabilities primarily related to WD Services' former Saudi Arabian operation
(3) Comprised of restricted cash, less current portion, deferred tax assets and other assets.
(4) Comprised of accounts payable, accrued expenses, accrued transportation costs, deferred revenue and reinsurance and related liability reserves.
(5) Includes deferred tax liabilities and other long-term liabilities.

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Providence Service Corporation

The Providence Service Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands) (1)

	Twelve months ended December 31,
	2018	2017
Operating activities
Net income (loss)	$(18,825)	$53,820
Depreciation and amortization	27,677	26,469
Stock-based compensation	8,993	7,543
Asset impairment charge	23,378	—
Equity in net (gain) loss of investees	6,072	(12,054)
Gain on sale of equity investment	—	(12,377)
Gain on remeasurement of cost method investment	(6,577)	—
Other non-cash items	5,676	(20,646)
Loss on sale of business, net of tax	1,831	—
Changes in working capital	(40,326)	12,289
Net cash provided by operating activities	7,899	55,044
Investing activities
Purchase of property and equipment	(17,521)	(19,923)
Acquisitions, net of cash acquired	(43,711)	—
Dispositions, net of cash sold	12,780	—
Proceeds from note receivable	3,130	—
Loan to joint venture	—	10
Proceeds from sale of equity investment	—	15,593
Other investing activities	—	(2,700)
Net cash used in investing activities	(45,322)	(7,020)
Financing activities
Preferred stock dividends	(4,413)	(4,418)
Repurchase of common stock, for treasury	(56,088)	(29,364)
Other financing activities	8,946	(6)
Net cash used in financing activities	(51,555)	(33,788)
Effect of exchange rate changes on cash	(261)	978
Net change in cash and cash equivalents	(89,239)	15,214
Cash, cash equivalents and restricted cash at beginning of period	101,606	86,392
Cash, cash equivalents and restricted cash at end of period (2)	$12,367	$101,606
(1) Includes both continuing and discontinued operations.
(2) Includes restricted cash of $4.4 million at December 31, 2018 and restricted cash of $6.3 million at December 31, 2017.

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Providence Service Corporation

The Providence Service Corporation
Reconciliation of Non-GAAP Financial Measures
Segment Information and Adjusted EBITDA
(in thousands) (Unaudited)

	Three months ended December 31, 2018
	NET Services	Matrix Investment	Corporate and Other	Total Continuing Operations

Service revenue, net	$360,762	$—	$—	$360,762

Operating expenses:
Service expense	329,232	—	(154)	329,078
General and administrative expense	3,307	—	10,867	14,174
Asset impairment charge	13,497	—	—	13,497
Depreciation and amortization	4,478	—	228	4,706
Total operating expenses	350,514	—	10,941	361,455

Operating income (loss)	10,248	—	(10,941)	(693)

Other expenses:
Interest expense, net	19	—	957	976
Equity in net (gain) loss of investees	—	2,052	—	2,052
Income (loss) from continuing
operations, before income tax	10,229	(2,052)	(11,898)	(3,721)
Provision (benefit) for income taxes	2,241	(780)	(3,728)	(2,267)
Income (loss) from continuing operations, net of taxes	7,988	(1,272)	(8,170)	(1,454)

Interest expense, net	19	—	957	976
Provision (benefit) for income taxes	2,241	(780)	(3,728)	(2,267)
Depreciation and amortization	4,478	—	228	4,706

EBITDA	14,726	(2,052)	(10,713)	1,961

Asset impairment charge (1)	13,497	—	—	13,497
Restructuring and related charges (2)	935	—	3,489	4,424
Transaction costs (3)	2,026	—	3,391	5,417
Equity in net (gain) loss of investees	—	2,052	—	2,052
Other	—	—	(8)	(8)

Adjusted EBITDA	$31,184	$—	$(3,841)	$27,343
(1) Impairment related to decision not to proceed with NET Services in-process "Next Generation" IT project due to acquisition of Circulation technology.
(2) Restructuring and related charges include value enhancement initiative implementation costs of $587 and severance costs of $348 within NET Services and organizational consolidation costs of $3,489 within Corporate and Other.
(3) Transaction costs related to the acquisition of Circulation by NET Services and certain Corporate transaction related expenses.

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Providence Service Corporation

The Providence Service Corporation
Reconciliation of Non-GAAP Financial Measures
Segment Information and Adjusted EBITDA
(in thousands) (Unaudited)

	Three months ended December 31, 2017
	NET Services	Matrix Investment	Corporate and Other	Total Continuing Operations

Service revenue, net	$330,558	$—	$—	$330,558

Operating expenses:
Service expense	300,344	—	(1,530)	298,814
General and administrative expense	2,901	—	11,073	13,974
Depreciation and amortization	3,513	—	84	3,597
Total operating expenses	306,758	—	9,627	316,385

Operating income (loss)	23,800	—	(9,627)	14,173

Other expenses:
Interest expense, net	20	—	258	278
Other gain	—	—	(5,363)	(5,363)
Equity in net (gain) loss of investees	—	(13,017)	—	(13,017)
Income (loss) from continuing
operations, before income tax	23,780	13,017	(4,522)	32,275
Provision (benefit) for income taxes	7,796	3,322	(16,851)	(5,733)
Income (loss) from continuing operations, net of taxes	15,984	9,695	12,329	38,008

Interest expense, net	20	—	258	278
Provision (benefit) for income taxes	7,796	3,322	(16,851)	(5,733)
Depreciation and amortization	3,513	—	84	3,597

EBITDA	27,313	13,017	(4,180)	36,150

Restructuring and related charges (1)	1,404	—	1,716	3,120
Equity in net (gain) loss of investees	—	(13,017)	—	(13,017)
Litigation income (2)	—	—	(5,273)	(5,273)

Adjusted EBITDA	$28,717	$—	$(7,737)	$20,980

(1) Restructuring and related charges include value enhancement implementation initiative costs of $1,404 for NET Services and $1,716 of severance and other costs related to the former CEO of Providence within Corporate and Other.
(2) Litigation income related to the settlement of a putative stockholder class action derivative complaint, which is more fully described in the Company's Form 10-K.
.

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Providence Service Corporation

The Providence Service Corporation
Reconciliation of Non-GAAP Financial Measures
Segment Information and Adjusted EBITDA
(in thousands) (Unaudited)

	Twelve months ended December 31, 2018
	NET Services	Matrix Investment	Corporate and Other	Total Continuing Operations

Service revenue, net	$1,384,965	$—	$—	$1,384,965

Operating expenses:
Service expense	1,285,029	—	(426)	1,284,603
General and administrative expense	14,247	—	31,851	46,098
Asset impairment charge	14,175	—	—	14,175
Depreciation and amortization	15,026	—	787	15,813
Total operating expenses	1,328,477	—	32,212	1,360,689

Operating income (loss)	56,488	—	(32,212)	24,276

Other expenses:
Interest expense, net	47	—	1,736	1,783
Equity in net (gain) loss of investees	—	6,158	—	6,158
Gain on remeasurement of cost method
investment	—	—	(6,577)	(6,577)
Income (loss) from continuing operations,
before income tax	56,441	(6,158)	(27,371)	22,912
Provision (benefit) for income taxes	14,092	(1,564)	(7,844)	4,684
Income (loss) from continuing operations, net of taxes	42,349	(4,594)	(19,527)	18,228

Interest expense, net	47	—	1,736	1,783
Provision (benefit) for income taxes	14,092	(1,564)	(7,844)	4,684
Depreciation and amortization	15,026	—	787	15,813

EBITDA	71,514	(6,158)	(24,848)	40,508

Asset impairment charge (1)	14,175	—	—	14,175
Restructuring and related charges (2)	3,185	—	8,361	11,546
Transaction costs (3)	3,623	—	3,608	7,231
Equity in net (gain) loss of investees	—	6,158	—	6,158
Gain on remeasurement of cost method
investment (4)	—	—	(6,577)	(6,577)
Litigation income	—	—	(226)	(226)

Adjusted EBITDA	$92,497	$—	$(19,682)	$72,815

(1) Impairment related to decision not to proceed with NET Services in-process "Next Generation" IT project due to acquisition of Circulation technology.
(2) Restructuring and related charges include value enhancement initiative implementation costs of $2,837 and severance costs of $348 for NET Services and organizational consolidation costs of $8,361 within Corporate and Other.
(3) Transaction costs related to the acquisition of Circulation by NET Services and certain Corporate transaction related expenses.
(4) Gain on re-measurement of the Company's initial cost method investment in Circulation, upon acquisition of all of remaining equity
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Providence Service Corporation

The Providence Service Corporation
Reconciliation of Non-GAAP Financial Measures
Segment Information and Adjusted EBITDA
(in thousands) (Unaudited)

	Twelve months ended December 31, 2017
	NET Services	Matrix Investment	Corporate and Other	Total Continuing Operations

Service revenue, net	$1,318,220	$—	$—	$1,318,220

Operating expenses:
Service expense	1,227,426	—	(3,799)	1,223,627
General and administrative expense	11,779	—	31,712	43,491
Depreciation and amortization	13,275	—	343	13,618
Total operating expenses	1,252,480	—	28,256	1,280,736

Operating income (loss)	65,740	—	(28,256)	37,484

Other expenses:
Interest expense, net	69	—	1,135	1,204
Other income	—	—	(5,363)	(5,363)
Equity in net (gain) loss of investees	—	(13,445)	—	(13,445)
Income (loss) from continuing
operations, before income tax	65,671	13,445	(24,028)	55,088
Provision (benefit) for income taxes	24,018	3,483	(23,498)	4,003
Income (loss) from continuing operations, net of taxes	41,653	9,962	(530)	51,085

Interest expense, net	69	—	1,135	1,204
Provision (benefit) for income taxes	24,018	3,483	(23,498)	4,003
Depreciation and amortization	13,275	—	343	13,618

EBITDA	79,015	13,445	(22,550)	69,910

Restructuring and related charges (1)	6,318	—	1,716	8,034
Equity in net (gain) loss of investees	—	(13,445)	—	(13,445)
Litigation income (2)	—	—	(4,969)	(4,969)

Adjusted EBITDA	$85,333	$—	$(25,803)	$59,530

(1) Restructuring and related charges include $214 of former CEO departure costs and value enhancement implementation initiative costs of $6,104 for NET Services and $1,716 of severance and other costs related to the former CEO of Providence within Corporate and Other.
(2) Litigation income related to the settlement of a putative stockholder class action derivative complaint, which is more fully described in the Company's Form 10-K.

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Providence Service Corporation

The Providence Service Corporation
Summary Financial Information of Equity Investment in Matrix Medical Network (1)
(in thousands)
(Unaudited)

	Three months ended December 31,				Twelve Months Ended December 31,
	2018		2017		2018		2017
Revenue	$65,746		$52,536		$282,067		$227,872
Operating expense (2)	57,073		41,881		240,134		182,489
Depreciation and amortization	15,150		8,883		43,119		33,512
Operating income (loss)	(6,477)		1,772		(1,186)		11,871

Other expense (income)	—		—		—		—
Interest expense	3,506		3,823		25,942	(3)	14,818
Provision (benefit) for income taxes	(3,758)		(29,492)		(7,166)		(29,613)
Net income (loss)	(6,225)		27,441		(19,962)		26,666

Interest	43.6%		46.6%		43.6%		46.6%
Net income (loss) - Equity Investment	(2,714)		12,796		(8,703)		12,434
Management fee and other	662	(4)	221	(5)	2,545	(6)	1,011	(7)
Equity in net gain (loss) of investee	$(2,052)		$13,017		$(6,158)		$13,445

Net Debt (8)	304,425

(1)	The results of equity method investments are excluded from the calculation of Providence's Adjusted EBITDA and Adjusted Net Income.

(2)	Excludes depreciation and amortization.

(3)	Includes $3,748 of expense related to the acceleration of deferred financing fees upon debt refinancing.

(4)	Includes amounts relating to management fees due from Matrix to Providence of $257 as well as other adjustments.

(5)	Includes amounts relating to management fees due from Matrix to Providence of $247 less Providence share-based compensation expense of $26.

(6)	Includes amounts relating to management fees due from Matrix to Providence of $2,301 less Providence share-based compensation expense of $137 as well as other adjustments.

(7)	Includes amounts relating to management fees due from Matrix to Providence of $1,087 less Providence share-based compensation expense of $76.

(8)	Represents cash of $23,925 and debt of $328,350 on Matrix's standalone balance sheet as of December 31, 2018.

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Providence Service Corporation

The Providence Service Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA: Matrix Medical Network (1)(2)(5)
(in thousands) (Unaudited)

	Three months ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenue	$65,746	$52,536	$282,067	$227,872
Operating expense (3)	57,073	41,881	240,134	182,489
Depreciation and amortization	15,150	8,883	43,119	33,512
Operating income (loss)	(6,477)	1,772	(1,186)	11,871

Interest expense	3,506	3,823	25,942	14,818
Provision (benefit) for income taxes	(3,758)	(29,492)	(7,166)	(29,613)
Net income	(6,225)	27,441	(19,962)	26,666

Depreciation and amortization	15,150	8,883	43,119	33,512
Interest expense	3,506	3,823	25,942	14,818
Provision (benefit) for income taxes	(3,758)	(29,492)	(7,166)	(29,613)
EBITDA	8,673	10,655	41,933	45,383
Matrix management transaction bonuses	—	12	—	2,679
Management fees (4)	550	529	4,887	2,331
Acquisition costs	—	412	2,341	412
Integration costs	2,231	—	6,524	—
Transaction costs	1,004	6	1,010	857
Adjusted EBITDA	$12,458	$11,614	$56,695	$51,662

(1) Matrix's Adjusted EBITDA is not included within Providence's Adjusted EBITDA in any period presented.
(2) Providence accounts for its proportionate share of Matrix's results using the equity method.
(3) Excludes depreciation and amortization.
(4) Management fees in the first twelve months of 2018 include fees earned in association with the acquisition of HealthFair.
(5) 2018 includes the results of HealthFair since the date of acquisition on February 16, 2018.

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Providence Service Corporation

The Providence Service Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Net Income per Common Share:
(in thousands, except share and per share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017

Income from continuing operations, net of tax	$(1,454)	$38,008	$18,228	$51,085

Asset impairment charge (1)	13,497	—	14,175	—
Restructuring and related charges (2)	4,569	3,120	11,984	8,034
Transaction costs (3)	5,417	—	7,231	—
Equity in net (gain) loss of investees	2,052	(13,017)	6,158	(13,445)
Gain on remeasurement of cost method investment	—	—	(6,577)	—
Intangible amortization expense	1,565	730	3,755	2,920
Litigation (income) expense, net (4)	(8)	(5,273)	(226)	(4,969)
Impact of Tax Reform Act	—	(19,304)	—	(19,304)
Tax adjustment for 2015 Holding Company LTI Program	—	3,590	—	3,590
Tax effected impact of adjustments	(8,438)	2,878	(9,849)	253

Adjusted Net Income	17,200	10,732	44,879	28,164

Dividends on convertible preferred stock	(1,112)	(1,114)	(4,420)	(4,419)
Income allocated to participating securities	(2,174)	(1,240)	(5,438)	(3,063)

Adjusted Net Income available to common stockholders	$13,914	$8,378	$35,021	$20,682

Adjusted EPS	$1.08	$0.61	$2.69	$1.51

Diluted weighted-average number of common shares outstanding	12,926,598	13,664,727	13,033,247	13,673,314

(1) Asset impairment charge of $13,497 in the current quarter related to decision not to proceed with NET Services' in-process "Next Generation" IT project due to acquisition of Circulation technology.
(2) Restructuring and related charges are comprised of employee separation costs as well as third-party consulting and implementation costs related to NET Services' LogistiCare various value initiatives and costs related to the consolidation of the holding company activities into LogistiCare including $436 of accelerated depreciation related to corporate property, plant & equipment for the twelve months ended December 31, 2018. See the above Segment Information and Adjusted EBITDA tables for a detailed breakdown of the restructuring and related charges for each time period presented.
(3) Transaction costs related to the acquisition of Circulation, Inc. in NET Services and certain other Corporate transaction related expenses.
(4) Income or expense related to defense cost and final settlement for a putative stockholder class action derivative complaint, which is more fully described in the Company's Form 10-K.

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Providence Service Corporation

The Providence Service Corporation
Segment-Level Impact of ASC 606 Adoption
(in thousand) (Unaudited)

The following table summarizes the impact that the adoption of ASC 606, Revenue from Contracts with Customers, had on the Company's results for the three and twelve months ended December 31, 2018:

		Three Months Ended December 31, 2018			Three Months Ended December 31, 2017 (1)
Segment	Caption	Historical US GAAP	ASC 606 Adjustment	As Reported	As Reported
NET Services (2)	Revenue	$365,084	$(4,322)	$360,762	$330,558
	Adjusted EBITDA	31,184	—	31,184	28,717

Corporate and Other	Revenue	—	—	—	—
	Adjusted EBITDA	(3,841)	—	(3,841)	(7,737)

Total Continuing Operations	Revenue	$365,084	$(4,322)	$360,762	$330,558
	Adjusted EBITDA	27,343	—	27,343	20,980
		7.5%		7.6%	6.3%

		Twelve Months Ended December 31, 2018			Twelve Months Ended December 31, 2017 (1)
Segment	Caption	Historical US GAAP	ASC 606 Adjustment	As Reported	As Reported
NET Services (2)	Revenue	$1,400,453	$(15,488)	$1,384,965	$1,318,220
	Adjusted EBITDA	92,497	—	92,497	85,333

Corporate and Other	Revenue	—	—	—	—
	Adjusted EBITDA	(19,682)	—	(19,682)	(25,803)

Total Continuing Operations	Revenue	$1,400,453	$(15,488)	$1,384,965	$1,318,220
	Adjusted EBITDA	72,815	—	72,815	59,530
		5.2%		5.3%	4.5%
(1) The Company adopted ASC 606 using the modified retrospective method resulting in an opening retained earnings adjustment of $5,710, primarily related to the WD Services segment, now classified as discontinued operations. Prior periods are not adjusted for the new revenue standard.
(2) NET Services 2018 revenue was impacted by a change to recognize revenue for one contract on a net basis. There is no margin impact for this adjustment.

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